Exhibit 10.38

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made effective as of August 27 2008 (“Effective Date”), by and between PureDepth Inc.  (“Company”) and Andy Wood ("Employee”).

Company extends an offer of employment to Employee pursuant to the terms of this Agreement.

The parties agree as follows:

1.           Employment.  Company hereby employs Employee, and Employee hereby accepts employment upon the terms and conditions set forth herein.  Employee’s full-time employment with the Company as its Chief Executive Officer (CEO) will commence on September 8, 2008 (“Employment Date”).

2.           Duties.

2.1           Position.  Employee will be the Company’s CEO reporting to the Company’s Board of Directors (“Board”) and shall have the duties and responsibilities commensurate with that position.  Employee shall perform faithfully and diligently all duties assigned to Employee.  In addition, at the first meeting of the Board on or after the date hereof, the Company will recommend to the Board that Employee be appointed to serve on the Company’s Board.

2.2           Full-time/Best Efforts.  Employee will expend Employee’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances.  In fulfilling his responsibilities to the Company, Employee will initially be required to travel internationally including to New Zealand.  On or before the 90th day anniversary of the Employment Date, the Employee will provide the Company with his recommendation as to whether he should work on a more regular basis in New Zealand.  If Employee makes such a recommendation, such assignment will be as a secondment to work in Auckland at the offices of PureDepth Incorporated Limited (PDIL) pursuant to the terms of a secondment agreement between Employee and PDIL.  During the period of the secondment, if any, Employee’s employment with the Company will continue but certain terms of this Agreement will be suspended for the duration of the secondment as will be set forth in the relevant secondment agreement.  If Employee is seconded as described herein, certain expenses related to housing and other such items will be contained in the secondment agreement.

3.           At-Will Employment Relationship.  Employee’s employment with Company is at-will and not for any specified period and may be terminated at any time, with or without cause or advance notice, by either Employee or Company subject to the provisions regarding termination set forth below in section 8.  No representative of Company, other than the Board Chair, has the authority to alter the at-will employment relationship.  Any change to the at-will employment relationship must be by specific, written agreement signed by Employee and the Company’s Board Chair.  Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

4.           Compensation.

4.1           Base Salary.  Beginning as of the Employment Date, Employee shall receive a Base Salary of Two Hundred Fifty Thousand Dollars ($250,000.) per year, payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.  In the event Employee’s employment under this Agreement is terminated by either party, for any reason, Employee will earn the Base Salary prorated to the date of termination and will be subject to the provisions regarding termination set forth below in section 8.

4.2           Performance-Based Compensation Bonus.  Employee will be eligible to receive performance-based compensation (“Bonus”), the criteria of such performance objectives (the “Goals”) to be defined by Employee and the Compensation Committee of the Board within the first month following Employee’s commencement of employment.  Employee’s performance will be reviewed on an on-going basis by the Board.  Although there is no minimum guaranteed bonus, Employee will be eligible to earn an aggregate annual Bonus of up to One Hundred Twenty Five Thousand Dollars ($125,000.), payable at the Employee’s election in either cash, a common stock award under the Company’s 2006 Stock Incentive Plan (the “Stock Plan”) or a combination of both, in connection with the achievement of the Goals.  The Board shall determine, in its sole and absolute discretion, whether the relevant Goals for a period have been achieved and the amount and payment of a Bonus in connection therewith.  Any earned bonus will be paid on the 45th day following the end of the most recently completed fiscal quarter (or, if such quarter is the last quarter of the fiscal year, on the 74th day following the end of such quarter), subject to applicable withholding.

4.3           Options.  Subject to the approval of the Company’s Board at its next regularly scheduled meeting on September 24 2008, Employee will be granted an option to purchase 3,400,000 shares of Company common stock (the “Option”) under the Company’s Stock Plan.  The Option will vest monthly over a four year period with the measuring period beginning on the Employment Date so long as Employee continues to be employed by the Company or any of its subsidiaries.  The exercise price of the Option granted will be the closing price of the Company’s common stock on the date of grant as reported by the OTC Bulletin Board.

5.           Customary Fringe Benefits.  Employee will be eligible for all customary and usual fringe benefits generally available to employees of Company subject to the terms and conditions of Company’s benefit plan documents and policies.  In addition, Employee shall be entitled to accrue four (4) weeks of paid vacation on an annual basis, subject to the Company’s vacation policy.  The Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Employee.

6.           Business Expenses.  Employee will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Employee’s duties on behalf of Company including but not limited to business travel expenses incurred in the performance of work duties.  To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.  Any reimbursement Employee is entitled to receive shall (a) be paid no later than the last day of Employee’s tax year following the tax year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year and (c) not be subject to liquidation or exchange for another benefit.

7.           No Conflict of Interest. During Employee’s employment with Company, Employee must not engage in any work, paid or unpaid, that creates an actual conflict of interest with Company.  Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during Employee’s employment with Company, as may be determined by Company in its sole discretion.  If Company believes such a conflict exists, Company may ask Employee to choose to discontinue the other work or resign employment with Company.  Notwithstanding the above, Employee may continue to serve on the boards of directors of two entities on which he currently serves so long as such service does not interfere with Employee’s duties to the Company.

8.           Termination of Employment.

8.1           Death.  If Employee’s employment with the Company terminates by reason of Employee’s death, the Company will pay to Employee’s estate the amount of any unpaid Base Salary plus any unused, accrued vacation earned by Employee through the date of Employee’s death.

8.2           Disability.  If the Company or Employee terminates Employee’s employment by reason of Employee’s disability, Employee shall be entitled to Base Salary plus any unused, accrued vacation earned by Employee through the date of Employee’s termination.  For purposes of this Agreement, disability shall mean the Employee’s failure to perform the essential functions of Employee’s position for 30 days, with or without reasonable accommodation, due to a mental or physical disability.

8.3           Termination by the Company for Cause or Voluntary Termination by Employee.  If the Company terminates Employee’s employment for Cause (as defined in Section 8.6 below), or Employee voluntarily terminates Employee’s employment, then Employee shall be entitled to Base Salary plus any unused, accrued vacation earned by Employee through the date of Employee’s termination.

8.4           Termination by the Company Without Cause.  If Employee’s employment is terminated by the Company Without Cause (as defined in Section 8.6 below) and the Employee executes a full general release in a form reasonably acceptable to the Board, releasing all claims, known or unknown, that Employee may have against Company and any of its subsidiaries or agents and such release has become effective in accordance with its terms prior to the 30th day following the effective date of such termination, then, the Company shall pay to Employee, in accordance with the Company’s regular payroll schedule, commencing with the first payroll date occurring at least 30 days following such effective date, an amount equal to Employee’s then effective Base Salary for a period of six (6) months, payable to Employee in equal installments (the “Severance Period”), and the Company and Employee agree that for purposes of Section 409A, the payments pursuant to this Section 8.4 shall be treated as a right to a series of separate payments.

8.5           Termination Without Cause Following a Change of Control.  If Employee’s employment with the Company is terminated Without Cause on or within twelve (12) months following the effective date of a Change of Control (as defined below), then subject to Employee’s execution of a full general release in a form reasonably acceptable to the Board, releasing all claims, known or unknown, that Employee may have against Company and any of its subsidiaries or agents, and such release has become effective in accordance with its terms prior to the 30th day following the effective date of such termination,  then: (a) the Company shall pay to Employee, in accordance with the Company’s regular payroll schedule, commencing with the first payroll date occurring at least 30 days following the Termination Date, an amount equal to Employee’s then effective Base Salary for a period of six (6) months, payable to Employee in equal installments for the Severance Period; and (b) Employee shall become vested in 50% of the shares subject to his Option and any subsequent options to purchase the Company’s common stock granted to him.

8.6           Definition of Cause. “Cause” shall be deemed to exist if Employee engages in the following: (a) theft, dishonesty, misconduct or falsification of the Company’s (for purposes of this definition shall include any of its subsidiaries) or its successor’s records or property; (b) unauthorized use or disclosure of the Company’s or its successor’s confidential or proprietary information or trade secrets; (c) gross negligence or willful misconduct in the performance of Employee’s duties to the Company; (d) failure to perform such assigned duties and responsibilities as shall be consistent with the duties and responsibilities of an employee of the Company in a similar job position after receipt of a written notice of specific deficiencies and Employee has not cured any such deficiencies within 15 days after the receipt of such notice; (e) a material breach by Employee of any agreement between Employee and the Company, and such breach has not been cured by Employee within 15 days after written notice of breach by the Company; (f) conviction (including plea of no contest) for any felony or act of fraud; or (g) the failure by Employee to cooperate in good faith with a governmental investigation of the Company or its directors, officers or employees, if the Company has requested Employee’s cooperation.

8.7           Definition of Without Cause.  A termination of Employee’s employment shall be “Without Cause” if the Company unilaterally terminates Employee’s employment with the Company for any reason other than Cause; provided, however, that termination of Employee’s employment shall not be “Without Cause” if it results from the death or disability of Employee.  A termination shall also be “Without Cause” if (i) during Employee’s employment, the Company changes Employee’s title or position without Employee's written permission, such that he experiences a material diminution in his authority, duties or responsibilities (a “Material Adverse Change”), (ii) within 10 days of the effective date of the Material Adverse Change, Employee provides written notice to the Board of Employee’s intent to voluntarily resign from employment with the Company due to the Material Adverse Change if such Material Adverse Change is not cured within fifteen days of the Board’s receipt of such notice, (iii) the Board does not cure the Material Adverse Change within fifteen days of its receipt of such notice, and (iv) Employee voluntarily resigns no later than the end of business on the fifteenth day following the Board’s receipt of such notice.

8.8           Definition of Change of Control.  “Change of Control” is defined as the occurrence of any of the following events:  (a) any "person" (as defined in Section 13(d) and 14(d) of the Securities exchange Act of 1934, as amended (the "Exchange Act")), excluding for this purpose,(i) the Company or any subsidiary of the Company, or (ii) any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any plan which acquires beneficial ownership of voting securities of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities; provided, however, that no Change of Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company, the grant or exercise of any stock option, stock award, stock purchase right or similar equity incentive, or the continued beneficial ownership by any party of voting securities of the Company which such party beneficially owned as of the date of this Agreement; or (b) consummation of a reorganization, merger or consolidation or sale or other disposition of at least 80% of the assets (other than cash and cash equivalents) of the Company (a "Business Combination"), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or (c) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

9.           Application of Section 409A.

(a)           Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Employee has incurred a “separation from service” within the meaning of the Section 409A Regulations.  Furthermore, to the extent that Employee is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Employee’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Employee’s separation from service shall paid to Employee before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Employee’s separation from service or, if earlier, the date of Employee’s death following such separation from service.  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b)           The Company intends that income provided to Employee pursuant to this Agreement will not be subject to taxation under Section 409A of the Code.  The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code.  However, the Company does not guarantee any particular tax effect for income provided to Employee pursuant to this Agreement.  In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Employee pursuant to this Agreement.

10.           Confidentiality and Proprietary Rights.  Employee agrees to read, sign and abide by Company’s Employee Nondisclosure and Assignment Agreement (“Confidentiality Agreement”), which is incorporated herein by reference.

11.           Agreement to Arbitrate. In the event of any dispute or claim relating to or arising out of the employment relationship or the termination of that relationship (including, but not limited to, any claims of wrongful termination or age, sex, race, disability or other discrimination), Employee and Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted before a single neutral arbitrator pursuant to the rules for arbitration of employment disputes by the American Arbitration Association (available at www.adr.org) in San Mateo County, California.  The arbitrator shall permit adequate discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction.  The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based.  By executing this letter, Employee and the Company are both waiving the right to a jury trial with respect to any such disputes.  Company shall bear the costs of the arbitrator, forum and filing fees.  Each party shall bear its own respective attorney fees and all other costs, unless otherwise provided by law and awarded by the arbitrator.

12.           General Provisions.

12.1           Successors and Assigns.  The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.  Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.

12.2           Waiver.  Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

12.3           Attorneys’ Fees.  Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

12.4           Severability.  In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

12.5           Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing Company, but Employee has participated in the negotiation of its terms.  Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

12.6           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California.  Each party consents to the jurisdiction and venue of the state or federal courts in San Mateo, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

12.7           Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated:  (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c ) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

12.8           Survival.  Sections 8 (“Termination of Employment”), 10 (“Confidentiality and Proprietary Rights”), 11 (“Agreement to Arbitrate”), 12 (“General Provisions”) and 13 (“Entire Agreement”) of this Agreement shall survive Employee’s employment by Company.

13.           Entire Agreement.  This Agreement, including the Employee Nondisclosure and Assignment Agreement incorporated herein by reference, the Company’s 2006 Stock Incentive Plan and related option documents described in section 4.3 of this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.  This Agreement may be amended or modified only with the written consent of Employee and the Board Chair of the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Andy Wood

Dated:		/s/ Andy Wood
Mr. Andy Wood

PureDepth Inc.

Dated:	By:	/s/ Mark Kalow
Mr. Mark Kalow
Director